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                                                                    Exhibit 99.1


Press Release
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                                                                October 12, 2001

                    Genuity Completes Acquisition of Integra

        Shares from Reopened Tender Offer Begin Trading on Nouveau Marche

Paris and Woburn, Mass. - Genuity Inc., a leading global eBusiness network provider and Integra S.A., a premier European provider of managed hosting and eBusiness solutions, today announced that the settlement and delivery procedures for the reopened period of the public exchange offer initiated by Genuity for Integra securities have been completed. This first-ever reopened tender offer in France resulted in an additional 11 percent of Integra shares exchanged for Genuity Class A common stock. These new shares of Genuity Class A common stock will begin trading today on the Nouveau Marche, completing the offering process, which began in June 2001.

Following the completion of the initial and reopened offering period and certain private placement transactions, Genuity has acquired approximately 41.4 million of Integra's 45.0 million shares representing approximately 92 percent of Integra shares outstanding. In exchange for these Integra shares as well as "out of the money" stock options and stock warrants (i.e., those options and warrants with an exercise price in excess of 2.78 Euro), Genuity issued approximately 31,340,000 shares of Genuity Class A common stock. Genuity obtained from the Commission des Operations de Bourse ("COB") with notices visa number 01-1097 dated September 5, 2001 for the listing prospectus covering Genuity's shares of Class A common stock listed on the Nouveau Marche.

Additionally, Genuity and Integra today announced that a new Integra Board of Directors has been appointed consisting of members of Genuity's international management team. Gabe Yackanich, president of Genuity International, has been elected chairman and CEO of Integra S.A. Genuity and Integra also announced that Andy McLeod has resigned from Integra, and that Charles Zaiontz has been appointed as president of Genuity Europe. In this capacity, Zaiontz will lead all European activities of Genuity and Integra.

About Genuity

Genuity (NASDAQ: GENU and NM: Genuity A-RegS 144) is a leading Internet infrastructure services provider and the first company in the industry to offer an eBusiness Network Platform. Genuity's Black RocketTM combines its Tier 1 network with its full portfolio of managed Internet services, including dedicated, remote and broadband access, Web hosting and Internet security, to create a platform for creating scalable and repeatable managed eBusiness solutions. With annual revenues of more than $1 billion, Genuity is a global company with operations in the U.S., Europe, Asia and Latin America.

Additional information about Genuity can be found at www.genuity.com.

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About Integra

Integra (IEA NM or INTG NM) is a leading European provider of managed and application hosting for businesses with mission-critical Internet operations. In addition, Integra's Project Services division provides end-to-end eBusiness solutions in cooperation with specialized partners. Integra's pan-European network of Integra Technical Centres (ITCs) provides a state-of-the-art infrastructure to ensure optimal performance of complex web sites. Integra has operations in Denmark, France, Germany, Italy, the Netherlands, Norway, Spain, Sweden, and the UK.

More information can be obtained from: www.integra-europe.com
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This press release contains forward-looking statements. For each of these statements, Genuity Inc. claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. If future events and actual performance differ materially from Genuity's assumptions, actual results could vary significantly from the performance projected in these forward-looking statements. For a more detailed discussion of the risks and uncertainties of Genuity's business, please refer to Genuity's filings with the Securities and Exchange Commission, which discusses in greater detail the important factors that could cause actual results to differ materially.

         This announcement does not constitute an offer for sale of any securities of Genuity or Integra. The shares of Genuity Class A common stock issued pursuant to the exchange offer for shares of Integra have not been registered in the United States under the Securities Act of 1933, as amended (the "Securities Act"). Therefore, the exchange offer was not made in the United States or to U.S. Persons as defined in the Securities Act. Until the first anniversary of the last date on which the shares of Genuity Class A common stock issued in connection with the exchange offer have been issued and delivered to the public (such anniversary being October 11, 2002), the shares of Genuity Class A common stock remitted in connection with the exchange offer, as well as all other issued shares of Class A common stock which trade on the "Nouveau Marche", may not be resold, pledged, or otherwise hedged or transferred directly or indirectly in the United States or to U.S. Persons, as such term is defined in Regulation S under the Securities Act. In addition, all the shares of Genuity Class A common stock traded on the "Nouveau Marche" may not be resold, pledged, or otherwise hedged or transferred during the one year period following the termination of the restrictive period referred to in the preceding sentence (i.e. until October 11, 2003 inclusive), except in compliance with either Regulation S or Rule 144 under the Securities Act.

Press Contacts:

Genuity - USA                   Integra              Genuity IR Contact:
Susan Kraus                 Fredrik Tangeraas        George Lieb
+1 781 865 3511            +33 (0)1 58 04 22 65      +1 781 865 4121
John Vincenzo
+1 781 865 5468
                                                     Genuity Individual Investor
Publicis Consultants                                 Contact:
Myrna Saidah                                         Arleen Llerandi
Bruce Gold                                           +1 781 865 3544
+33 (0)1 44 43 79 64